EXHIBIT 10.11


     AGREEMENT for the SALE, PURCHASE and TRANSFER of SHARES


THIS AGREEMENT is entered into on this 23 th day of August 2002 between and among the following parties:

1. B.V. Holding Maatschappij "De Hondsrug", a private company with limited liability, duly incorporated, organised and existing under the laws of the Netherlands, with registered seat and holding office at Amsterdam, the Netherlands, duly represented for the purpose of this agreement by Mr. O.J.A. van der Nap and Mr. D.H.J. Terpstra on behalf of "B.V. Maatschappij voor Executele en Trustzaken", hereinafter referred to as the "Seller",

     and

2. INVU International Holdings Limited, a foreign legal entity incorporated under English law, with corporate seat at Blisworth (United Kingdom) and holding office at at The Beren, Blisworth Hill Farm, Stoke Road, Blisworth, Northamptonshire NN7 3DB (United Kingdom), duly represented for the purpose of this Agreement by Mr. D. Morgan, an English citizen, living at 6 Andrews Close, Leire, Leicestershire LE17 5ER (United Kingdom),

     hereinafter referred to as the "Purchaser";

     and

3. Corsham Holding B.V. , a private company with limited liability, duly incorporated, organised and existingunder the laws of the Netherlands, with corporate seat at Amsterdam ( the Netherlands) and holding office at Rokin 55, 1012 KK Amsterdam (the Netherlands) duly represented for the purpose of this Agreement by Mr. O.J.A. van der Nap and Mr. D.H.J. Terpstra on behalf of "B.V. Maatschappij voor Executele en Trustzaken",

     Hereinafter referred to as the "Company";

WHEREAS:

     The Seller has sold to the Purchaser, as per today, 6,625,000 (six million six hundred and twenty five thousand) ordinary shares, numbered 1 up to and including 6,625,000, each share with a nominal value of one Dutch Guilder (NLG 1,00), or the equivalent of forty five eurocent (EUR 0.45) pursuant to article 2:178c of the Dutch Civil Code, in the share capital of Corsham Holding B.V., a private company with limited liability, duly incorporated, organised and existing under the laws of the Netherlands, with corporate seat at Amsterdam (the Netherlands) and holding office at Rokin 55, 1012 KK Amsterdam (the Netherlands), registered at the trade register of Amsterdam (the Netherlands) by number 33137753, (hereinafter referred to as the "Company"), representing all the issued capital of the Company;



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NOW, THEREFORE, IT IS HEREBY AGREED as follows:

Article 1

The Purchaser warrants the Seller that:

     a. the Purchaser shall within two weeks after the transfer of the aforementioned Shares change the effective seat of the Company from the Netherlands to the United Kingdom;

     b. the Purchaser shall within two weeks after the transfer of the aforementioned Shares and after the effective seat of the Company has been changed from the Netherlands to the United Kingdom, license on an exclusive basis intellectual property rights and know how to the Company for an expected minimum purchase price of British pounds 25,000,000;

Article 2

The Company  will not  initiate  any  payments  before the events  mentioned  in article 1 sub a and b have taken place.

Article 3

This agreement shall be governed by and shall be construed in accordance with the laws of the Netherlands. Any disputes arising under this agreement or any other agreement resulting thereof shall be brought in first instance before the competent court of Amsterdam, the Netherlands.

Signed in threefold on this 23 rd day of August 2002



B.V. Maatschappij voor Executele
  en Trustzaken                              INVU International Holdings Limited
on behalf B.V. Holding Maatschappij
 "De Hondsrug"




P. de Langen / D.H.J. Terpstra               D. Morgan





B.V. Maatschappij voor Executele en Trustzaken
On behalf  Corsham Holding B.V.



P. de Langen / D.H.J. Terpstra